MINDSURF, INC.

Audited Consolidated Financial Statements

For the Period October 25, 2000 (inception) through December 31, 2000 with Report of Independent Auditors

                                 MindSurf, Inc.
                        (a Development Stage Enterprise)

                    Audited Consolidated Financial Statements

  For the period October 25, 2000 (date of inception) through December 31, 2000

                                    Contents

Report of Independent Auditors.................................................2

Audited Consolidated Financial Statements

Consolidated Balance Sheet ....................................................3
Consolidated Statement of Operations ..........................................5
Consolidated Statement of Stockholders' Equity ................................6
Consolidated Statement of Cash Flows...........................................7
Notes to Consolidated Financial Statements.....................................8

                         Report of Independent Auditors

The Board of Directors and Stockholders
MindSurf, Inc.

We have audited the accompanying consolidated balance sheet of MindSurf, Inc., a development stage company, as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period October 25, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MindSurf, Inc. at December 31, 2000, and the results of its operations and its cash flows for the period October 25, 2000 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                            /s/Ernst & Young LLP

Baltimore, Maryland
February 22, 2001

                                 MindSurf, Inc.
                          (a Development Stage Company)

                           Consolidated Balance Sheet

                                December 31, 2000

Assets
Current assets:
   Cash                                                            $  1,925,545
   Restricted cash                                                      160,215
   Prepaid expenses                                                      71,054
   Other current assets                                                 107,674
                                                                   ------------
Total current assets                                                  2,264,488

Property and equipment:
   Furniture and equipment                                            1,488,310
   Software                                                             970,020
   Leasehold improvements                                                22,955
                                                                   ------------
                                                                      2,481,285
   Accumulated depreciation                                            (139,182)
                                                                   ------------
                                                                      2,342,103

Intangible assets:
   Goodwill                                                          20,481,386
   Assembled workforce                                                4,868,500
                                                                   ------------
                                                                     25,349,886
   Accumulated amortization                                          (1,170,113)
                                                                   ------------
                                                                     24,179,773

Security deposits                                                       513,156
                                                                   ------------
Total assets                                                       $ 29,299,520
                                                                   ============

                                 MindSurf, Inc.
                          (a Development Stage Company)

                     Consolidated Balance Sheet (continued)

                                December 31, 2000

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses                                         $  2,875,027
   Accrued compensation                                                               258,706
   Due to related parties                                                           1,333,266
   Current portion of capital lease obligations                                        99,398
   Dividends payable                                                                   43,397
                                                                                 ------------
Total current liabilities                                                           4,609,794

Capital lease obligations, less current portion                                       183,619
Commitments and contingent obligations                                                     --

Stockholders' equity:
   Series Y Preferred Stock, par value $.01 per share -23,391,812 shares authorized, issued and outstanding; aggregate liquidation value of
     $ 16,000,000                                                                     233,918
   Series B Convertible Preferred Stock, par value $.01 per share - 8,040,936 shares authorized, issued and outstanding; aggregate liquidation value of
     $5,579,562                                                                        80,409
   Series A Convertible Preferred Stock, par value $.01 per share
     -28,500,000 shares authorized, 17,543,860 shares issued and outstanding;
     aggregate liquidation value of $10,144,658                                       175,439
   Series X Preferred Stock, par value $.01 per share -28,500,000 shares
      authorized, no shares issued and outstanding                                         --
   Common stock , par value $.01 per share - 40,000,000 shares authorized,
     no shares issued and outstanding                                                      --
   Additional paid-in capital                                                      31,946,136
   Unearned compensation                                                             (291,891)
   Deficit accumulated during the development stage                                (7,637,904)
                                                                                 ------------
Total stockholders' equity                                                         24,506,107
                                                                                 ------------
Total liabilities and stockholders' equity                                       $ 29,299,520
                                                                                 ============

See accompanying notes.

                                 MindSurf, Inc.
                          (a Development Stage Company)

                      Consolidated Statement of Operations

               For the period October 25, 2000 (date of inception)
                            through December 31, 2000

Revenues                                                            $        --

Costs and expenses
Sales and marketing                                                   1,330,731
General and administrative                                            2,673,018
Research and development                                              2,314,094
Services and other charges from related parties                       1,333,266
                                                                    -----------
Total operating costs and expenses                                    7,651,109
                                                                    -----------

Loss from operations                                                 (7,651,109)
Interest income                                                          13,205
                                                                    -----------
Net loss accumulated during the development stage                   $(7,637,904)
                                                                    ===========

See accompanying notes.

                                 MindSurf, Inc.
                          (a Development Stage Company)

                 Consolidated Statement of Stockholders' Equity

               For the period October 25, 2000 (date of inception)
                            through December 31, 2000


                                                                    Series B       Series A
                                                    Series Y       Convertible   Convertible     Series X
                                                    Preferred    Preferred Stock  Preferred      Preferred     Common
                                                      Stock                         Stock          Stock        Stock
                                                  ------------------------------------------------------------------------
Issuance of 14,298,246 shares of Series A
Convertible Preferred Stock at inception for cash
  of $8,150,000, net of direct costs of
  issuance of $140,001 (see Note 8)               $         --   $         --   $    142,983    $       --    $      --
Issuance of 8,040,936 shares of Series B
  Convertible Preferred Stock on October 25, 2000
  valued at $5,500,000 in connection with
  acquisition of HiFusion (see Note 2)                      --         80,409             --            --           --
Issuance of 23,391,812 shares of Series Y
  Preferred Stock on October 25, 2000 valued at
  $16,000,000 in connection with acquisition of
  HiFusion (see Note 2)                                233,918             --             --            --           --
Conversion of liabilities assumed in acquisition
  of HiFusion to 3,245,614 shares of Series A
  Convertible Preferred Stock at face value of
  $1,850,000 (see Note 8)                                   --             --         32,456            --           --
Value of options to purchase common stock to be
  issued in connection with acquisition of
  HiFusion (see Note 2)                                     --             --             --            --           --
Amortization of unearned compensation                       --             --             --            --           --
Accrued dividends on Series Y Preferred Stock               --             --             --            --           --
Net loss for the period October 25, 2000 (date of
  inception) through December 31, 2000                      --             --             --            --           --
                                                  ------------------------------------------------------------------------
Balance at December 31, 2000                      $    233,918   $     80,409   $    175,439    $       --   $       --
                                                  ========================================================================

                                                                                      Deficit
                                                                                    Accumulated
                                                   Additional                         During
                                                     Paid-In        Unearned        Development
                                                     Capital      Compensation         Stage           Total
                                                  ---------------------------------------------------------------
Issuance of 14,298,246 shares of Series A
Convertible Preferred Stock at inception for cash
  of $8,150,000, net of direct costs of
  issuance of $140,001 (see Note 8)               $  7,867,016   $         --     $         --     $  8,009,999
Issuance of 8,040,936 shares of Series B
  Convertible Preferred Stock on October 25, 2000
  valued at $5,500,000 in connection with
  acquisition of HiFusion (see Note 2)               5,419,591             --               --        5,500,000
Issuance of 23,391,812 shares of Series Y
  Preferred Stock on October 25, 2000 valued at
  $16,000,000 in connection with acquisition of
  HiFusion (see Note 2)                             15,766,082             --               --       16,000,000
Conversion of liabilities assumed in acquisition
  of HiFusion to 3,245,614 shares of Series A
  Convertible Preferred Stock at face value of
  $1,850,000 (see Note 8)                            1,817,544             --               --        1,850,000
Value of options to purchase common stock to be
  issued in connection with acquisition of
  HiFusion (see Note 2)                              1,119,300       (310,421)              --          808,879
Amortization of unearned compensation                       --         18,530               --           18,530
Accrued dividends on Series Y Preferred Stock          (43,397)            --               --          (43,397)
Net loss for the period October 25, 2000 (date of
  inception) through December 31, 2000                      --             --       (7,637,904)      (7,637,904)
                                                  ---------------------------------------------------------------
Balance at December 31, 2000                      $ 31,946,136   $   (291,891)    $ (7,637,904)    $ 24,506,107
                                                  ===============================================================

                                 MindSurf, Inc.
                          (a Development Stage Company)

                      Consolidated Statement of Cash Flows

               For the period October 25, 2000 (date of inception)
                            through December 31, 2000

Operating activities
Net loss accumulated during the development stage                      $ (7,637,904)
Adjustments to reconcile net loss accumulated during the development stage to net cash used in operating activities:
    Depreciation                                                            138,182
    Amortization of intangible assets                                     1,170,113
    Amortization of unearned compensation                                    18,530
    Changes in operating assets and liabilities:
      Prepaid expenses                                                       30,151
      Other current assets                                                 (107,424)
      Accounts payable and accrued expenses                                (896,000)
      Accrued compensation                                                   47,008
      Due to related parties                                              1,333,266
                                                                       ------------
Net cash used in operating activities                                    (5,904,078)

Investing activities
Purchase of property and equipment                                         (146,090)
                                                                       ------------
Net cash used in investing activities                                      (146,090)

Financing activities
Issuance of Series A Convertible Preferred Stock for cash                 8,009,999
Payments of capital lease obligations                                       (34,286)
                                                                       ------------
Net cash provided by financing activities                                 7,975,713
                                                                       ------------
Net change in cash and cash at end of period                           $  1,925,545
                                                                       ============

Non-Cash Investing and Financing Activities
Issuance of Series B Convertible Preferred Stock in
   connection with acquisition of HiFusion, Inc.                       $  5,500,000
Issuance of Series Y Preferred Stock in connection
   with acquisition of HiFusion, Inc.                                    16,000,000
Conversion of notes payable assumed in acquisition
   of HiFusion to shares of Series A Convertible Preferred Stock          1,850,000

See accompanying notes.

                                 MindSurf, Inc.
                          (a Development Stage Company)

                   Notes to Consolidated Financial Statements

                                December 31, 2000

1. Organization and Summary of Significant Accounting Policies

Organization

MindSurf, Inc., (the "Company") was incorporated on October 25, 2000 under the laws of the state of Delaware for the purpose of providing an affordable mobile wireless computing infrastructure that seamlessly links students, teachers and parents, improving communication in the school community and enriching the K-12 learning experience. The Company was established as a strategic partnership between Sylvan Learning Systems, Inc. ("Sylvan"), Aether Systems, Inc. ("Aether") and Critical Path, Inc. ("Critical Path").

Since inception, the Company's activities have consisted primarily of organizational and research and development activities for its planned principal operations. Accordingly, no revenue has been earned, and the Company is considered a development stage company at December 31, 2000.

Principles of Consolidation

The consolidated financial statements include the accounts of Mindsurf, Inc. and its wholly owned subsidiary, HiFusion, Inc. ("HiFusion"). All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Restricted Cash and Letter of Credit

Restricted cash consists of cash pledged as collateral on an outstanding letter of credit expiring on November 30, 2001 that is required under the Company's operating lease for office space. At December 31, 2000, restricted cash consists of a certificate deposit bearing interest at 5.10% and maturing on November 19, 2002. Any amounts drawn under the letter of credit will bear interest at the prime rate.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of three years. Assets held under capital leases are stated at the lesser of the present value of future minimum lease payments using the Company's incremental borrowing rate at the inception of the lease or the fair value of the property at the inception of the lease. The assets recorded under capital leases are generally amortized over the lesser of the lease term or the estimated useful life of the assets in a manner consistent with the Company's depreciation policy for owned assets. Amortization of assets under capital leases is included in depreciation expense.

Intangible Assets

Intangible assets consist of goodwill and assembled workforce recorded in connection with the acquisition of HiFusion on October 25, 2000. The Company amortizes its goodwill and assembled workforce using the straight-line method over estimated useful lives of four years.

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from operations for the remaining amortization period. If an impairment exists, the asset is reduced by the estimated shortfall of discounted cash flows from the asset's carrying value.

Security Deposits

Security deposits consist of amounts deposited with lessors to secure the Company's obligations under certain capital lease obligations. These amounts will be refunded to the Company upon the satisfaction of all payments under the related leases that expire through 2003.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Research and Development and Software Development Costs

Costs for the development of new software products are expensed as research and development costs as incurred until technological feasibility is established, at which time any additional development costs are capitalized until the product is available for general release to customers. The Company defines technological feasibility as the completion of a working model of the software product that has been tested to be consistent with the product design specifications. As of December 31, 2000, the Company has not established technological feasibility for its software under development and therefore all costs have been expensed as research and development costs.

Income Taxes

The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Advertising

The Company expenses advertising costs as incurred. Advertising expense totaled approximately $142,000 for the period October 25, 2000 (date of inception) through December 31, 2000.

Effect of Pending Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, the adoption of the new Statement will not have a significant effect on earnings or the financial position of the Company.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

2. Acquisition of HiFusion

On October 25, 2000, the Company acquired all of the outstanding common stock of HiFusion, Inc. ("HiFusion"), an Internet education portal developer and service provider for teachers, parents and students. The purchase price consisted of 8,040,936 shares of Series B Convertible Preferred Stock valued at $5,500,000 and 23,391,812 shares of Series Y Preferred Stock valued at $16,000,000. The securities issued in the acquisition were valued in good faith by the Company based on contemporaneous cash transactions in its equity securities and other pertinent factors. In addition, the Company agreed to exchange all of the outstanding vested and unvested options to purchase an aggregate of 2,899,250 shares of common stock of HiFusion for options to purchase the same number of shares of common stock of the Company at an exercise price of $0.57 per share. The fair value of the options to be granted to the former HiFusion option holders was estimated by the Company to be $1,119,300, determined using the Black-Scholes option-pricing model. This amount has been included in the total purchase price, reduced by the portion related to unearned employee compensation of $310,421.

The acquisition was accounted for using the purchase method of accounting, and the results of operations of HiFusion are included in the accompanying consolidated statement of operations commencing October 25, 2000. The total purchase price is summarized as follows:

      Series B Convertible Preferred Stock                   $  5,500,000
      Series Y Preferred Stock                                 16,000,000
      Options to purchase common stock                          1,119,300
      Less: unearned compensation                                (310,421)
                                                             ------------
                                                             $ 22,308,879
                                                             ============

The total purchase price was allocated as follows:

      Current assets                                         $    699,655
      Property and equipment                                    2,335,195
      Notes payable                                            (1,850,000)
      Other liabilities assumed                                (4,225,857)
      Goodwill                                                 20,481,386
      Assembled workforce                                       4,868,500
                                                             ------------
                                                             $ 22,308,879
                                                             ============

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

3. Services Agreements with Related Parties

Upon formation, the Company entered into service agreements with each of three principal stockholders, as described below.

Under the master services agreement with Sylvan, Sylvan will provide certain marketing, product development, sales, financial, and other management or administrative services upon request. Under the agreement Sylvan will also provide certain start up resources such as interim facilities, recruitment, financial accounting, and temporary labor to help accelerate the Company's business plan. Under the agreement, the Company is required to pay a quarterly fee that is based on Sylvan's good faith estimate of the cost of such services. This agreement has a five-year term, is renewable for one additional year, and can be terminated by either party with 60 days notice. Sylvan charged the Company $736,918 under this master services agreement for the period October 25, 2000 (date of inception) through December 31, 2000, principally related to research and development activities, which is included in services and other charges from related parties in the accompanying consolidated statement of operations and due to related parties in the accompanying consolidated balance sheet.

Under the master services agreement with Aether, Aether will provide wireless systems integration technology, network implementation, and product support services. Aether will charge an hourly rate for its personnel used during the internal development and preparation of the network. The hourly rate will be established and agreed upon in advance and will be invoiced on a monthly basis. Any direct materials will be charged at Aether's cost. This agreement has a five-year term, is renewable for one additional year, and can be terminated by either party with 60 days notice. Aether charged the Company $580,959 under this master services agreement for the period October 25, 2000 (date of inception) through December 31, 2000, which is included in services and other charges from related parties in the accompanying consolidated statement of operations and due to related parties in the accompanying consolidated balance sheet.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

3. Services Agreements with Related Parties (continued)

Under the master services agreement with Critical Path, Critical Path will provide professional services to develop Internet-based messaging services to be integrated into the Company's product offerings, and related customer support services. The cost of these services will be determined based on terms that are commercially favorable and will be invoiced on a monthly basis. This agreement has a five-year term, is renewable for one additional year and is can be terminated by either party with 60 days notice. Critical Path charged the Company $15,389 under this master services agreement for the period October 25, 2000 (date of inception) through December 31, 2000, which is included in services and other charges from related parties in the accompanying consolidated statement of operations and due to related parties in the accompanying consolidated balance sheet.

4. Income Taxes

The significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 are as follows:

      Deferred tax assets:
        Net operating loss carryforward                       $ 9,468,087
        Contribution carryforward                                     614
        Vacation pay accrual                                       76,045
                                                              -----------
      Total deferred tax assets                                 9,544,746
      Deferred tax liabilities:
        Depreciation                                               73,003
                                                              -----------
      Net deferred tax assets                                   9,471,743
      Valuation allowance for deferred tax assets              (9,471,743)
                                                              -----------
      Net deferred tax assets                                 $        --
                                                              ===========

The Company has reported losses since inception. The losses have not resulted in reported tax benefits because of increases in the valuation allowance for deferred tax assets that result primarily from the inability to determine the realizability of the net operating loss carryforwards. The Company paid no income taxes during the period October 25, 2000 (date of inception) through December 31, 2000.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

4. Income Taxes (continued)

At December 31, 2000, the Company had net operating loss carryforwards of approximately $24,516,000 which expire in 2020. Included in this amount is approximately $18,172,000 of net operating loss carryforwards acquired from HiFusion for which a full valuation allowance was applied on the date of the acquisition. These net operating loss carryforwards begin to expire in 2019 and are available only to offset future taxable income of HiFusion. Upon the realization of the HiFusion net operating loss carryforwards, the benefit realized from the elimination of the valuation allowance will be recorded as a reduction of goodwill.

A reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to the loss for the period October 25, 2000 (date of inception) through December 31, 2000 is as follows:

Tax benefit at U.S. statutory rate of 34%                           $(2,596,887)
Effect of permanent differences                                         436,578
State income taxes, net of federal benefit                             (293,548)
Effect of change in valuation allowance for deferred tax assets       2,453,857
                                                                    -----------
Total                                                               $        --
                                                                    ===========

5. Capital Lease Obligations

The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment in the accompanying balance sheet includes this equipment, which has a cost of $350,979 and accumulated amortization of $46,773. Amortization of the leased property is included in depreciation expense.

Future minimum payments under capital lease obligations consist of the following at December 31, 2000:

2001                                                                  $ 122,058
2002                                                                    121,575
2003                                                                     77,508
                                                                      ---------
Total minimum lease payments                                            321,141
Amounts representing interest                                           (38,124)
                                                                      ---------
Present value of net minimum lease payments
(including current portion of $99,398)                                $ 283,017
                                                                      =========

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

6. Series Y Preferred Stock

As of December 31, 2000, the Company has authorized the issuance of up to 88,432,748 shares of preferred stock, par value $0.01 per share, of which 23,391,812 has been designated Series Y Preferred Stock ("Series Y"). On October 25, 2000, in connection with the acquisition of HiFusion (see Note 2), the Company issued 23,391,812 shares of Series Y that were valued at $16,000,000.

Dividends

The holders of the Series Y are entitled to receive cumulative dividends at the annual rate of $0.0103 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of non-payment, the dividends will accrue at the annual rate of $0.0239 per share until paid. After the third anniversary of the issuance date, the holders of the Series Y are entitled to receive cumulative dividends at the annual rate of $0.041 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of non-payment, the dividends will accrue at the annual rate of $0.0547 per share until paid. The dividend rights of the Series Y holders are superior to all other classes of securities. As of December 31, 2000, the Company has accrued dividends payable to the Series Y holders of $43,397.

The Series Y was recorded at estimated fair value on the date of issuance, assuming a constant dividend yield of 6% per annum. The excess of the redemption value over the fair value of $1,918,610 is being accreted by periodic charges to additional paid-in capital during the period from the date of issuance through the commencement of the perpetual dividend payments using the interest method.

Liquidation

Each share of Series Y has a preference on liquidation equal to $0.684 per share plus all accrued and unpaid dividends. The liquidation preference of the Series Y is senior to the holders of all other securities.

Voting Rights

The holders of the Series Y are not entitled to vote.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

6. Series Y Preferred Stock (continued)

Redemption

At any time beginning immediately prior to the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company or the change of control of the Company (a "redemption event"), the Company may redeem all of part of the issued and outstanding shares of Series Y at a price equal to $0.684 per share plus all accrued and unpaid dividends. If the Company does not redeem all of the issued and outstanding shares of Series Y within 30 days of a redemption event, the holders of the Series Y will be entitled to cash dividends at an annual rate of $0.137 per share.

7. Series B Convertible Preferred Stock

The Company has authorized the issuance of up to 8,040,936 shares of Series B Convertible Preferred Stock ("Series B"), par value $0.01 per share. On October 25, 2000, in connection with the acquisition of HiFusion (see Note 2), the Company issued 8,040,936 shares of Series B that was valued at $5,500,000.

Conversion Rights

The Series B is convertible into common stock, at the option of the holder, beginning 18 months after the date of issuance. In addition, the Series B will convert automatically into shares of common stock upon the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company, upon the change of control of the Company, or upon the affirmative vote of two-thirds of the Series B holders. Each share of Series B is initially convertible into one share of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

7. Series B Convertible Preferred Stock (continued)

Dividends

The holders of the Series B are entitled to receive cumulative dividends at the annual rate of $0.0547 per share commencing on the date of issuance and continuing until the third anniversary of issuance, when and if declared by the Board of Directors, and regardless of whether there are actual profits or other funds available for dividend payment. These dividend rights of the Series B holders are superior to those of the common stockholders and equal to the rights of the holders of the Series A Convertible Preferred Stock ("Series A"). After the third anniversary of the issuance date, the holders of the Series B are entitled to receive cumulative dividends at the annual rate of $0.041 per share out of assets of the Company legally available for distribution, payable annually on each October 1. In the event of non-payment, the dividends will accrue at the annual rate of $0.0547 per share until paid. These dividend rights of the Series B holders are superior to both the common and Series A stockholders. Dividends in arrears on the Series B were $79,562 at December 31, 2000.

Liquidation

Each share of Series B has a preference on liquidation equal to $0.684 per share plus all accrued and unpaid dividends. The liquidation preference of the Series B is senior to the holders of the Series A but subordinate to the holders of the Series Y.

Voting Rights

The holders of the Series B are not entitled to vote.

8. Series A Convertible Preferred Stock

The Company has authorized the issuance of up to 28,500,000 shares of Series A, par value $0.01 per share. On October 25, 2000, the Company entered into a stock purchase agreement with Sylvan, Aether, and Critical Path under which it has agreed to sell an aggregate of 122,807,017 shares of Series A for gross proceeds of $70,000,000. In connection with the execution of this agreement, the Company issued 17,543,860 shares of Series A in exchange for cash of $8,150,000 and the termination of certain notes payable to Aether (assumed in the acquisition of HiFusion) with an aggregate face value of $1,850,000. The Company can call the remaining $60,000,000 at any time after certain funding targets set forth in the stock purchase agreement are met (see Note 14).

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

8. Series A Convertible Preferred Stock (continued)

Conversion Rights

The Series A is convertible into common stock at the option of the holder at any time. In addition, the Series A will convert automatically into shares of common stock upon the closing of an underwritten public offering with at least $35 million of gross proceeds to the Company, upon the change of control of the Company, or upon the affirmative vote of two-thirds of the Series A holders. Each share of Series A is initially convertible into one share of common stock. This conversion ratio is subject to adjustment upon the occurrence of certain specified dilutive events.

Dividends

The holders of Series A are entitled to receive cumulative dividends at the annual rate of $0.0456 per share when and if declared by the Board of Directors, and regardless of whether there are actual profits or other funds available for dividend payment. The dividend rights of the Series A holders are superior to those of the common stockholders. Dividends in arrears on the Series A were $144,658 at December 31, 2000.

Liquidation

Each share of Series A has a preference on liquidation equal to $0.57 per share plus all accrued and unpaid dividends. The liquidation preference of the Series A is subordinate to the holders of the Series B and the Series Y.

Voting Rights

Each share of Series A has substantially the same voting rights as the number of shares of common stock into which it can be converted. In addition, certain corporate actions require the consent of two-thirds of the outstanding shares of Series A and the holders of the Series A in the aggregate are entitled to appoint all seven members of the Board of Directors.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

9. Series X Preferred Stock

The Company has authorized the issuance of up to 28,500,000 shares of Series X Preferred Stock ("Series X"), par value $0.01 per share. As of December 31, 2000, the Company has not issued any Series X.

The Series X is not convertible into common stock, does not accrue dividends and the holders are not entitled to vote. Each share of Series X has a preference on liquidation equal to $0.57 per share. The liquidation preference of the Series X is subordinate to the holders of the Series A, Series B and Series Y.

10. Stock Options

On October 25, 2000, the Company adopted the Mindsurf Inc. 2000 Equity Incentive Plan. The plan allows for the grant of options to purchase common stock to employees, officers, directors and consultants of the Company in the form of incentive and non-qualified stock options. The aggregate number of shares of common stock that may be issued under the plan may not exceed 15% of the total number of shares of common stock issued and outstanding, assuming the conversion of all convertible securities. As of December 31, 2000, options to purchase 4,514,964 shares of common stock may be granted under the plan.

No awards have been granted as of December 31, 2000; however, the Company has agreed to grant options to purchase 2,899,250 shares common stock to the former option holders of HiFusion at an exercise price of $0.57 per share as required under the purchase agreement (see Note 2).

11. Shares Reserved for Future Issuance

As of December 31, 2000, the Company has reserved shares of common stock for issuance as follows:

Conversion of Series A                                                17,543,860
Conversion of Series B                                                 8,040,936
Exercise of stock options available for granting
  under 2000 Equity Incentive Plan                                     4,514,964
                                                                      ----------
                                                                      30,099,760
                                                                      ==========

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

12. Operating Leases

The Company leases office space and certain computer equipment under non-cancelable operating leases. Future minimum lease payments under non-cancelable operating leases consisted of the following at December 31, 2000:

2001                                                                  $1,160,460
2002                                                                     383,261
2003                                                                     320,964
                                                                      ----------
                                                                      $1,864,685
                                                                      ==========

Rent expense under all operating leases for the period October 25, 2000 (date of inception) through December 31, 2000 was $542,217.

13. Employee Benefit Plan

Effective October 25, 2000, the Company adopted the defined contribution retirement plan previously established by HiFusion, Inc. The plan covers substantially all employees of the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary matching and profit-sharing contributions to the plan. As of December 31, 2000, no discretionary contributions have been made to the plan.

                                 MindSurf, Inc.
                          (a Development Stage Company)

             Notes to Consolidated Financial Statements (continued)

14. Liquidity and Capital Resources

For the period October 25, 2000 (date of inception) through December 31, 2000, the Company incurred a net loss of $7.6 million and used $5.9 million of cash in its operations. A working capital deficit of $2.3 million exists at December 31, 2000. To provide needed capital, the Company's agreement with Sylvan, Aether, and Critical Path provides for the sale of an aggregate of 122,807,017 shares of Series A for gross proceeds of $70 million. As of December 31, 2000, the Company has issued 17,543,860 shares of Series A for total consideration of $10 million. The Company can call the remaining $60 million at any time after certain funding targets set forth in the stock purchase agreement are met. These funding targets are summarized as follows:

      1. Successful installation and initiation of prototype testing in one class in the selected target school allows the Company to call $10 million.

      2. Successful installation and initiation of demonstration system testing more than one class in the selected target school allows the Company to call an additional $20 million.

      3. The sale of the first 100 units allows the Company to call the final $30 million.

In November 2000, the Company met the first funding target and in January 2001 called $10 million from the investors. On February 16, 2001, $9.4 million was received from Sylvan and Aether in addition to $2.3 million of additional voluntary funding. As a result of not participating in this capital call, the 1,052,632 shares of Series A held by Critical Path have been converted into Series X.

In addition, in February 2001, the Company met the second funding target, but has not yet called the $20 million available under that target. Management believes that the amounts received to date and the amounts currently callable provide sufficient capital in the near term to meet the Company's obligations in the normal course of business.


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